Exdhibit 3.1
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
PHARMA-BIO SERV, INC.

Pharma-Bio Serv, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:              The name of the corporation is Pharma-Bio Serv, Inc. (the “Corporation”).

SECOND:         The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on January 14, 2004.

THIRD:             A Restated Certificate of Incorporation of the Corporation (the "Certificate") was filed with the Secretary of State of the State of Delaware on April 25, 2006.

FOURTH:         On February 26, 2013, the Board of Directors of the Corporation adopted and approved an amendment to the Certificate of the Corporation that authorized the classification of the Board of Directors into three classes with staggered terms.

FIFTH:              The Certificate is hereby amended by adding the following new Article Ninth:

“NINTH:                      The Board of Directors of the corporation shall be classified into three classes, as nearly equal in number as possible, with staggered terms as provided under § 141(d) of the General Corporate Law of the State of Delaware, with one class being elected each year to serve a staggered three−year term.

Directors in each class shall be elected at the annual meeting of stockholders of the corporation. The directors initially elected in Class I will serve until the 2014 annual meeting of stockholders and the election and qualification of their successors. The directors initially elected in Class II will serve until the 2015 annual meeting of stockholders and the election and qualification of their successors. The directors initially elected in Class III will serve until the 2016 annual meeting of stockholders and the election and qualification of his or her successor.

Beginning with the election of directors to be held at the 2014 annual meeting of stockholders, and going forward, the class of directors to be elected in such year (Class I) shall be elected for a three−year term, and at each successive annual meeting of stockholders, the class of directors to be elected in such year would be elected for a three year term, so that the term of office of one class of directors shall expire in each year.

Any director appointed by the Board of Directors of the corporation to fill a vacancy of a director that resigns, retires, is removed, or otherwise ceases to serve prior to the end of such director’s term in office, shall hold office until the next election of the class for which such director has been chosen, and until that director’s successor has been elected and qualified or until his or her earlier resignation, removal or death."

SIXTH:              This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature on following page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 9th day of April, 2013.

/s/ Pedro J. Lasanta
Pedro J. Lasanta, Chief Financial Officer